Exhibit 99.1

Contact:	For news media, George Biechler, 610-774-5997
For financial community, Tim Paukovits, 610-774-4124

PPL to Sell its Latin American Companies

ALLENTOWN, Pa. (March 6, 2007) -- PPL Corporation (NYSE: PPL) announced Tuesday (3/6) that it intends to sell its regulated electricity delivery operations in Chile, El Salvador and Bolivia.
“This sale, which we expect to result in a gain for PPL, will be concluded through an auction process that will take several months to complete,” said James H. Miller, PPL chairman, president and chief executive officer.
“Given that we have no intention of significantly growing our investment in Latin America, and that valuations are high for solidly performing electricity businesses in that part of the world, it is a good time to pursue this option for this relatively small portion of the PPL portfolio,” Miller said.
The companies, which provide electricity delivery services to 1.1 million customers, are responsible for about 5 percent of PPL’s annual earnings. Miller said the Latin American companies have been solid contributors to earnings, but PPL is interested in redirecting how this capital is invested.
“While PPL’s team in Latin America has done an outstanding job of improving customer service and reliability while delivering consistently positive returns for PPL shareowners, we have decided to change our mix of businesses going forward in a way that we think will bring the most value to shareowners,” said Miller.
“If we are successful in selling these assets, one option for the use of the proceeds would be to invest in growth opportunities in our core businesses,” Miller said. Other options, he said, include the repurchase of a portion of the company’s debt and common stock.
PPL has retained the services of J.P. Morgan Securities Inc., an investment banking firm, to assist it with the sales process.
Miller said PPL has no intention of selling its delivery companies in the United Kingdom and Pennsylvania.
“We remain convinced that a mix of regulated and deregulated operations is the right business model for PPL. We believe, however, that now is a good time to rationalize our electricity delivery operations to concentrate on the two operations that make up the material portion of PPL’s regulated operations,” Miller said.
PPL’s three operating companies in Latin America are:
•	Empresas Emel S.A. (“Emel”), which has 575,000 customers in the central and northern areas of Chile. Emel is based in Santiago, Chile.
•	Distribuidora de Electricidad Del Sur S.A. (“Del Sur”), which has 290,000 customers in El Salvador. Del Sur is headquartered in San Salvador, El Salvador.
•	Empresa de Luz y Fuerza Electrica Cochabamba S.A. (“Elfec”), which has 281,000 customers in Bolivia. Elfec is based in Cochabamba, Bolivia.

PPL Corporation, headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 5 million customers in Pennsylvania, the United Kingdom and Latin America.

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Note to Editors: Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.